OPINION OF COUNSEL

Re: Rule 24f-2 Notice for The Travelers Quality Bond Account for Variable Annuities; File No. 2-53757

	With regard to the Rule 24f-2 Notice filed by The Travelers Quality Bond Account for Variable Annuities covering individual and group variable annuity contracts, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

	1. The Travelers Insurance Company  is
	duly organized and existing under the laws of the State of Connecticut and has been duly authorized to do business and to issue variable annuity contracts by the Insurance Commissioner of the State of Connecticut.

	2. The  Travelers Quality Bond Account for Variable
	Annuities is a duly authorized and validly existing
	separate account established pursuant to  Section 38a-433
	of   the Connecticut   General Statutes.

	3. The   variable  annuity  contracts issued   are
	valid,  legal  and  binding obligations  of  The Travelers
	Insurance Company; the  securities  are   legally
	issued, fully paid and non-assessable.

	4. Assets  of The  Travelers  Quality Bond  Account for
	Variable Annuities are not chargeable with liabilities arising out of any other business which The Travelers Insurance Company may conduct.

/s/ Kathleen A. McGah
------------------------------------------
Counsel and Secretary
The Travelers Insurance Company

Dated: February 27, 1997